Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter of Fiscal 2023 Results

First Quarter Fiscal 2023 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $37.1 million compared to $31.8 million
●	Gross profit of $5.2 million compared to a gross loss of ($2.9) million
●	Loss from operations of $(22.5) million compared to $(44.8) million
●	Net loss per share was $(0.05) compared to $(0.11)

DANBURY, CT – March 9, 2023 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its first quarter ended January 31, 2023.

“For the first quarter of fiscal year 2023, we reported strong revenue growth, up 17% compared to the comparable prior year quarter,” said Mr. Jason Few, President and Chief Executive Officer. “We delivered positive gross margin of approximately 14% and ended the quarter with a strong total cash and short-term investment position of over $400 million. Revenues in the quarter included service revenues recognized for four new module exchanges, two at our Woodbridge, Connecticut project and another two at Korea Southern Power Company (“KOSPO”). We also saw an increase of recurring generation revenues of 27% in the quarter. Generation revenues now include revenues generated by the operation of our platform at the U.S. Navy Submarine Base in Groton, CT, which began commercial operations during the first quarter.”

“We remain focused on executing our project backlog and growing our generation operating portfolio and expect the Toyota and Derby projects to achieve commercial operation during calendar year 2023,” continued Mr. Few. “Regarding our continued work with ExxonMobil Technology and Engineering Company, or EMTEC, we announced in December that we have extended the term of our Joint Development Agreement through August 31, 2023, and increased the maximum amount of contract consideration to be reimbursed by EMTEC by 20%, from $50 million to $60 million. This important, long-term partnership supports our efforts to commercialize large scale fuel cell carbon capture and storage technology.”

Mr. Few added, “We continue to make progress towards scaling manufacturing with the goal of delivering our solid oxide fuel cell platform, which can create energy from a number of available energy sources – from renewables, hydrogen, biogas, or natural gas. We have amended our existing lease to more than double the square footage of our Calgary-based manufacturing facility and are continuing our capital investment in equipment needed to complete our first phase of scaling our production capacity. Subsequent to the quarter end, we announced a memorandum of understanding regarding our intent to collaborate with a subsidiary of Malaysia Marine and Heavy Engineering Holdings Berhad (KLSE: MHB) on the development of large-scale electrolyzer facilities based on our solid oxide technology for the Asian, New Zealand and Australian markets. Together, we expect to increase the efficiency and simultaneously reduce the cost of green hydrogen production, with the goal of making large-scale clean hydrogen production an easily accessible and viable energy option.”

FuelCell Energy First Quarter Fiscal 2023 Results  Page 2

Mr. Few concluded, “As mentioned previously, we expect the U.S. Inflation Reduction Act to be a key driver of growth in renewable technologies, and we continue to see broad support for the energy transition through legislation and economic incentives globally. For example, the European Union recently proposed an approximately $270 billion program that would offer tax breaks for businesses investing in net-zero technology, and in Korea, the Korean Hydrogen Economy Roadmap aims to produce 6.2 million fuel cell electric vehicles and deploy at least 1,200 hydrogen refueling stations by 2040. We believe that future demand for technologies like those we are developing will create a significant opportunity upon which we believe we will bewell positioned to capitalize. We continue to execute on our strategy to Grow, Scale and Innovate, and we look forward to an exciting inflection point in the future as we focus on commercialization activities and work to achieve long-term profitable growth.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended January 31,
(Amounts in thousands)	2023	2022	Change
Total revenues	$37,073	$31,795	17%
Gross profit (loss)	5,237	(2,895)	281%
Loss from operations	(22,455)	(44,844)	50%
Net loss	(21,086)	(46,120)	54%
Net loss attributable to common stockholders	(19,422)	(41,424)	53%
Net loss per basic and diluted share	$ (0.05)	$ (0.11)	55%

EBITDA	(17,050)	(39,073)	56%
Adjusted EBITDA	$ (14,413)	$ (13,603)	(6%)

First Quarter of Fiscal 2023 Results

Note: All comparisons between periods are between the first quarter of fiscal 2023 and the first quarter of fiscal 2022, unless otherwise specified.

First quarter revenue of $37.1 million represents an increase of 17% from the comparable prior year quarter, driven by higher service and generation revenue recognized, offset by lower product revenue recognized for the first fiscal quarter as discussed below.

●	Product revenues for the three months ended January 31, 2023 were $9.1 million compared to $18.0 million for the three months ended January 31, 2022. Our December 2021 Settlement Agreement (the “Settlement Agreement”) with POSCO Energy Co., Ltd. (“POSCO Energy”) and its subsidiary, Korea Fuel Cell Co., Ltd. (“KFC”), included an option to purchase an additional 14 modules (in addition to the 20 modules that were purchased by KFC during fiscal year 2022). This option included a material right related to an extended warranty obligation for the modules. The option was not exercised by KFC as of the expiration date of December 31, 2022 and, as a result, the Company recognized $9.1 million of product revenues during the three months ended January 31, 2023, which represents the consideration allocated to the material right if the option had been exercised. Product revenues for the three months ended January 31, 2022 were a result of module sales to KFC under the Settlement Agreement for which the Company recognized $18.0 million on the Ex Works delivery of six modules from the Company’s facility in Torrington, CT in January 2022.

FuelCell Energy First Quarter Fiscal 2023 Results  Page 3

●	Service agreements revenues increased to $13.9 million from $2.2 million. Service agreements revenues recognized during the first quarter of fiscal 2023 were primarily driven by new module exchanges at the plant in Woodbridge, CT, which originally achieved commercial operations in fiscal year 2017, and at the plants owned by KOSPO in Korea, which achieved commercial operations in fiscal year 2018. The increase in revenues for the first quarter of fiscal 2023 is primarily due to the fact that new module exchanges occurred during the quarter, while there were no new module exchanges during the comparable prior year quarter.

●	Generation revenues increased 27% to $9.6 million from $7.5 million, primarily due to the fact that we recorded a full quarter of generation revenues associated with the Long Island Power Authority (“LIPA”) project in Yaphank, New York (which achieved commercial operations in December 2021) and the fact that the project at the U.S. Navy Submarine Base in Groton, Connecticut (the “Groton Project”) achieved commercial operations and began generating revenues in the first quarter of fiscal 2023.

●	Advanced Technologies contract revenues increased 10% to $4.5 million from $4.1 million. Compared to the first quarter of fiscal 2022, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMTEC were approximately $0.1 million higher during the first quarter of fiscal 2023, and revenue recognized under government and other contracts were approximately $0.3 million higher during the first quarter of fiscal 2023.

Gross profit for the first quarter of fiscal 2023 totaled $5.2 million, compared to a gross loss of $2.9 million in the comparable prior year quarter. The gross profit is a direct result of favorable product margins as the revenue recognized in the first quarter of fiscal 2023 had no corresponding costs, along with lower manufacturing variances compared to the first quarter of fiscal 2022. In the first quarter of fiscal 2023, the Company also realized higher service margins due to new module exchanges occurring in the quarter, offset by lower generation margins due to $7.1 million of non-recoverable costs related to construction of the Toyota project.

Operating expenses for the first quarter of fiscal 2023 decreased to $27.7 million from $41.9 million in the first quarter of fiscal 2022. Administrative and selling expenses in the first quarter of fiscal 2022 included non-recurring legal expenses of $24.0 million associated with the settlement of the Company’s disputes with POSCO Energy and KFC. Excluding the $24.0 million in legal fees, administrative and selling expenses were higher during the first quarter of fiscal 2023 primarily due to an increase in compensation expense resulting from an increase in headcount. Research and development expenses increased to $12.7 million during the first quarter of fiscal 2023 compared to $5.0 million in the first quarter of fiscal 2022. The increase in research and development expenses reflects an increase in spending on the Company’s ongoing commercial development efforts related to our solid oxide platform and carbon capture solutions compared to the comparable prior year period.

Net loss was $(21.1) million in the first quarter of fiscal 2023, compared to net loss of $(46.1) million in the first quarter of fiscal 2022. The first quarter of fiscal 2022 was impacted by the $24.0 million non-recurring legal expense associated with the settlement of the Company’s disputes with POSCO Energy and KFC.

Adjusted EBITDA totaled $(14.4) million in the first quarter of fiscal 2023, compared to Adjusted EBITDA of $(13.6) million in the first quarter of fiscal 2022. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

FuelCell Energy First Quarter Fiscal 2023 Results  Page 4

The net loss per share attributable to common stockholders in the first quarter of fiscal 2023 was $(0.05), compared to $(0.11) in the first quarter of fiscal 2022. The lower net loss per common share is primarily due to the lower net loss attributable to common stockholders and the higher number of weighted average shares outstanding due to share issuances since January 31, 2022.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $415.4 million as of January 31, 2023, compared to $481.0 million as of October 31, 2022. Of the $415.4 million total as of January 31, 2023, cash and cash equivalents and restricted cash and cash equivalents totaled $339.8 million as of January 31, 2023, and short-term investments totaled $75.7 million. Short-term investments are U.S. Treasury Securities purchased by the Company during the first quarter of fiscal year 2023 as part of the Company’s cash management optimization effort.

●	As of January 31, 2023, unrestricted cash and cash equivalents totaled $315.2 million compared to $458.1 million as of October 31, 2022.
●	As of January 31, 2023, restricted cash and cash equivalents was $24.6 million, of which $4.5 million was classified as current and $20.2 million was classified as non-current, compared to $23.0 million of restricted cash and cash equivalents as of October 31, 2022, of which $4.4 million was classified as current and $18.6 million was classified as non-current.
●	As of January 31, 2023, our short-term investment in U.S. Treasury Securities maturing in 2023 totaled $75.7 million, and there was no comparable short-term investment as of October 31, 2022.

Operations Update

In-flight projects: During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Toyota - Port of Long Beach, CA. This 2.8 MW Tri-generation platform will produce electricity (at an expected net output of 2.3 MW), hydrogen and water. We have completed the construction work on this Tri-generation project at the Port of Long Beach for Toyota (the “Toyota project”), and the fuel cell platform has advanced to the commissioning phase of project deployment. We anticipate that the remaining commissioning activity will be completed in the third fiscal quarter of 2023. The current contractually required commercial operations date is July 8, 2023. In the event that we do not achieve commercial operations on or before the deadline of July 8, 2023, Toyota will have the right to terminate its hydrogen power purchase agreement.

Derby, CT. On-site civil construction of this 14 MW project continues to advance and the Company has largely completed the foundational construction, with the majority of the balance of plant components delivered and installed on site. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $29.3 million into the project, with the fuel cell modules currently in production and slated to be completed in our Torrington manufacturing facility over the next

FuelCell Energy First Quarter Fiscal 2023 Results  Page 5

two fiscal quarters. The Company continues to work with the utility customer, United Illuminating, on the interconnection process, the timing of which will drive the continued development of the site, including the delivery of the ten fuel cell modules required to complete the project. Our current expectation is that this project will commence commercial operations in the fourth calendar quarter of 2023.

Manufacturing Output, Capacity and Expansion: We have made progress in advancing our carbonate and solid oxide platform capacity expansion plans.

Carbonate Platform: During the three months ended January 31, 2023, we operated at an annualized production rate of approximately 38.2 MW, which is in-line with the annualized production rate achieved for the three months ended January 31, 2022. For fiscal year 2023, we are planning to operate at a 45 MW annualized production rate in support of project backlog and service requirements.

At this time, the maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, labor and inventory.

The Company continues to invest in capability with the goal of reducing production bottlenecks and driving productivity, including investments in automation, laser welding, and the construction of additional integrated conditioning capacity. The Company also constructed a SureSource 1500 in Torrington during fiscal year 2022, which operates as a testing facility for qualifying new supplier components and performance testing and validation of continued platform innovations. During fiscal year 2023, the Company expects to invest in adding the engineered carbon separation capability to the onsite SureSource 1500, which will allow potential customers to observe the operating plant and, given the targeted market of food and beverage companies, will allow for the sampling and testing of separated CO2 to verify quantity, quality or purity requirements.

Solid Oxide Platform: During the first quarter of fiscal 2023, Versa Power Systems Ltd. (“Versa”), a subsidiary of FuelCell Energy, entered into a lease expansion, extension and amending agreement which expanded the space to be leased by Versa in Calgary, Alberta, Canada to include an additional approximately 48,000 square feet, for a total of approximately 80,000 square feet of space. Additionally, long-lead process equipment has been ordered to facilitate the expansion of manufacturing capacity for the solid oxide platforms in Calgary. Upon the completion of the Calgary capacity expansion, the Company expects that it will be able to increase annual production capacity and that it will be capable of delivering up to 40 MWs of annualized electrolysis production per year.

During calendar year 2023, our Calgary manufacturing operation is expected to build and deliver four units: two units that will run internally for advanced testing and two first article production units for delivery externally. Of these commercial units for external delivery, one will be our electrolysis platform for delivery to Idaho National Laboratory, and the other will be our distributed power platform for delivery to Trinity College in Hartford, Connecticut for use under a long-term power purchase agreement.

The expansion of the Calgary manufacturing facility is phase 1 of the Company’s planned operational expansion of production capability. While this expansion is expected to increase our production capacity from 4 MWs per year to 40 MWs per year of solid oxide electrolyzers, the

FuelCell Energy First Quarter Fiscal 2023 Results  Page 6

Company has plans to add an additional 400 MW of solid oxide manufacturing capacity  in the United States. While the location of the facility has not yet been determined, early facility design and engineering requirements have been developed. We anticipate announcing more details regarding our plans for solid oxide production expansion into the United States later this fiscal year.

Backlog

	As of January 31,
(Amounts in thousands)	2023	2022	Change
Product	$ -	$ 60,247	$ (60,247)
Service	99,852	123,722	(23,870)
Generation	934,484	1,091,510	(157,026)
Advanced Technologies	26,771	31,699	(4,928)
Total Backlog	$ 1,061,107	$ 1,307,178	$(246,071)

Backlog decreased by approximately 19% to $1.06 billion as of January 31, 2023, compared to $1.30 billion as of January 31, 2022, primarily as a result of a reduction in generation backlog due to the decision to not move forward with certain generation projects during the fourth quarter of fiscal 2022. The reduction was also due, in part, to revenue recognition since January 31, 2022.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. The Company’s ability to recognize revenue in the future under a PPA is subject to the Company’s completion of construction of the project covered by such PPA. Should the Company not complete the construction of the project covered by a PPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss first quarter results for fiscal year 2023 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 9th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy First Quarter Fiscal 2023 Results  Page 7

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion and the markets in which the Company expects to operate.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

FuelCell Energy First Quarter Fiscal 2023 Results  Page 8

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

FuelCell Energy First Quarter Fiscal 2023 Results  Page 9

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$315,168	$458,055
Restricted cash and cash equivalents – short-term	4,456	4,423
Investments – short-term	75,652	-
Accounts receivable, net	3,213	4,885
Unbilled receivables	13,711	11,019
Inventories	101,176	90,909
Other current assets	11,545	10,989
Total current assets	524,921	580,280

Restricted cash and cash equivalents – long-term	20,155	18,566
Inventories – long-term	7,549	7,549
Project assets, net	229,914	232,886
Property, plant and equipment, net	63,338	58,137
Operating lease right-of-use assets, net	8,997	7,189
Goodwill	4,075	4,075
Intangible assets, net	17,049	17,373
Other assets	16,385	13,662
Total assets (1)	$892,383	$939,717
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,249	$13,198
Current portion of operating lease liabilities	557	650
Accounts payable	24,590	28,196
Accrued liabilities	20,313	27,415
Deferred revenue	7,366	16,341
Total current liabilities	66,075	85.800

Long-term deferred revenue and customer deposits	-	9,095
Long-term operating lease liabilities	9,503	7,575
Long-term debt and other liabilities	81,575	82,863
Total liabilities (1)	157,153	185,333

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2023 and October 31, 2022)	59,857	59,857
Redeemable noncontrolling interest	-	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of January 31, 2023 and October 31, 2022; 405,732,053 and 405,562,988 shares issued and outstanding as of January 31, 2023 and October 31, 2022, respectively	41	41
Additional paid-in capital	2,095,667	2,094,076
Accumulated deficit	(1,426,595)	(1,407,973)
Accumulated other comprehensive loss	(1,305)	(1,752)
Treasury stock, Common, at cost (163,943 and 142,837 shares as of January 31, 2023 and October 31, 2022, respectively)	(923)	(855)
Deferred compensation	923	855
Total stockholder’s equity	667,808	684,392
Noncontrolling interests	7,565	7,105
Total equity	675,373	691,497
Total liabilities, redeemable Series B preferred stock, redeemable noncontrolling interest and total equity	$892,383	$939,717
(1)	As of January 31, 2023 and October 31, 2022, the consolidated assets of the variable interest entity (“VIE”) were $122,304 and $119,223, respectively, that can only be used to settle obligations of the VIE. These assets include cash of $2,350, accounts receivable of $113, unbilled accounts receivable of $1,492, operating lease right of use assets of $1,182, other current assets of $17,623 and project assets of $99,544 as of January 31, 2023, and cash of $2,149, unbilled accounts receivable of $1,070, other current assets of $14,373, operating lease right of use assets of $1,184 and project assets of $100,448 as of October 31, 2022. The consolidated liabilities of the VIE as of January 31, 2023 include short-term operating lease liabilities of $157, accounts payable of $81,445 and long-term operating lease liability of $1,478 and, as of October 31, 2022 include short-term operating lease liabilities of $157, accounts payable of $76,050, accrued liabilities of $824 and long-term operating lease liability of $1,478.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2023	2022
Revenues:
Product	$9,095	$18,000
Service	13,882	2,167
Generation	9,557	7,496
Advanced Technologies	4,539	4,132
Total revenues	37,073	31,795
Costs of revenues:
Product	1,029	18,207
Service	10,945	2,372
Generation	16,602	10,722
Advanced Technologies	3,260	3,389
Total costs of revenues	31,836	34,690
Gross profit (loss)	5,237	(2,895)
Operating expenses:
Administrative and selling expenses	15,009	36,965
Research and development expenses	12,683	4,984
Total costs and expenses	27,692	41,949
Loss from operations	(22,455)	(44,844)
Interest expense	(1,512)	(1,428)
Interest income	3,410	10
Other income, net	49	142
Loss before provision for income taxes	(20,508)	(46,120)
Provision for income taxes	(578)	-
Net loss	(21,086)	(46,120)
Net loss attributable to noncontrolling interest	(2,464)	(5,496)
Net loss attributable to FuelCell Energy, Inc.	(18,622)	(40,624)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(19,422)	$(41,424)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.05)	$(0.11)
Basic and diluted weighted average shares outstanding	405,803,753	366,734,739

FuelCell Energy First Quarter Fiscal 2023 Results  Page 11

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,

(Amounts in thousands)	2023	2022
Net loss	$ (21,086)	$ (46,120)
Depreciation and amortization (1)	5,405	5,771
Provision for income tax	578	-
Other income, net (2)	(3,459)	(152)
Interest expense	1,512	1,428
EBITDA	(17,050)	(39,073)
Share-based compensation expense	2,637	1,470
Legal fees incurred for a legal settlement (3)	-	24,000
Adjusted EBITDA	$ (14,413)	$ (13,603)

(1)	Includes depreciation and amortization on our Generation portfolio of $4.2 million and $3.6 million for the three months ended January 31, 2023 and 2022, respectively.
(2)	Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the three months ended January 31, 2022, which was recorded as an administrative and selling expense.